EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President — Investor Relations	Phone: 479-719-4358
Phone: 479-785-6200	Email: kfieweger@arcb.com
Email: dhumphrey@arcb.com

ArcBest Corporation Announces Third Quarter 2015 Results

•                 Third quarter 2015 revenue was $709.4 million compared to $711.3 million in third quarter 2014.

•                 Third quarter 2015 operating income was $33.4 million compared to $32.9 million in third quarter 2014.

•                 Third quarter 2015 earnings were $0.72 per diluted share, or $0.74 per diluted share on an adjusted basis, equal to third quarter 2014.

•                 ABF Freight’s adjusted third quarter operating ratio improved to 94.7 percent versus the same period last year.

•                 ArcBest’s asset-light logistics businesses increased revenue by 6 percent versus the prior year’s third quarter.

FORT SMITH Arkansas, October 30, 2015 — ArcBest Corporation (Nasdaq: ARCB) today reported third quarter 2015 net income of $19.2 million, or $0.72 per diluted share compared to third quarter 2014 net income of $19.6 million, or $0.72 per diluted share.  Excluding pension settlement charges for both periods, third quarter 2015 net income was $19.6 million, or $0.74 per diluted share compared to third quarter 2014 net income of $20.1 million, or $0.74 per diluted share. ArcBest’s third quarter operating income increased versus the previous year.  However, year-over-year comparisons of net income were adversely impacted by $0.03 per share due to losses in cash surrender value of variable life insurance policies that are subject to market volatility.

ArcBest reported a solid quarter given weaker than expected freight markets, resulting from high inventories, lower industrial-related manufacturing production, and weaker consumer spending.

“While softer freight demand amid an increasingly sluggish economy impacted our third quarter results, revenue growth in our asset-light logistics businesses confirms that our customers find value in our expanded supply chain, moving and fleet maintenance offerings,” said ArcBest President and CEO Judy R. McReynolds. “Despite economic effects and lower fuel surcharges, ABF Logistics, ABF Moving and FleetNet America all produced double-digit increases in revenue, and ABF Freight generated a solid improvement in its operating ratio through better use of resources. Panther contributed profitable results and new account growth but experienced lower revenue per load compared to record prior year levels when spot truckload capacity was constrained and fuel surcharges were higher.”

Freight Transportation (ABF Freight)

Results of Operations

Third Quarter 2015

•                  Revenue of $511.3 million compared to $523.4 million in third quarter 2014, a decrease of 2.3 percent.

•                  Tonnage per day decrease of 2.5 percent versus third quarter 2014.

•                  Total billed revenue per hundredweight increased 0.5 percent compared to the prior year overcoming the impact of lower fuel surcharges.  Excluding fuel surcharge, the increase in total billed revenue per hundredweight was in the mid-single digits.

•                  Excluding adjustments for pension settlement charges, operating income of $27.1 million and operating ratio of 94.7 percent compared to operating income of $25.4 million and an operating ratio of 95.2 percent in third quarter 2014.

ABF Freight’s focus on yield management and account profitability combined with changes in freight profile produced a third quarter pricing yield increase versus the same period last year despite a significant reduction in diesel fuel prices that lowered fuel surcharge revenue and related fuel costs.  While shipment counts increased over last year, the influence of softer economic conditions on freight demand and the effects of smaller customer shipments contributed to lower third quarter tonnage levels.  Improved operating income reflects a more cost effective balance in using internal resources versus purchased transportation.

On October 5, ABF Freight implemented a 4.95 percent increase in general rates and charges.  This rate increase impacts approximately 35 percent of ABF Freight’s business.

Asset-Light Logistics

Results of Operations

Third Quarter 2015

•                  Revenue of $211.1 million compared to $198.9 million in third quarter 2014, an increase of 6 percent, which was significantly impacted by lower revenue at Panther.

•                  These businesses equaled 29 percent of total consolidated revenue, compared to 28 percent during the same period last year.

•                  Third quarter 2015 earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $12.1 million compared to EBITDA in third quarter 2014 of $13.0 million.

The third quarter revenue growth of ArcBest’s asset-light logistics businesses was driven by double-digit increases at ABF Logistics, ABF Moving and FleetNet.  ABF Logistics experienced a strong increase in third quarter operating income associated with improved gross margins and cost efficiencies related to an increase in truckload brokerage shipments.  ABF Moving continued a strong summer moving season driven by a higher mix of government shipments, which generally operate at lower margins than consumer business.  Improvements in FleetNet’s operating margins were the result of cost efficiencies associated with emergency roadside repair activity from new customers.  Panther’s third quarter 2015 revenue and profitability declined compared to last year when tight market conditions and high demand for its services caused revenue to be at a record level.  Despite a 5.3 percent third quarter increase in loads handled, abundant capacity in the truckload spot market and the impact of lower fuel surcharges reduced Panther’s revenue per load and revenue per mile.

Enterprise Solutions

ArcBest’s investment in its enterprise solutions to provide for an improved platform for revenue growth and to enhance the ability to offer ArcBest services across multiple business units increased third quarter costs by approximately $1 million.  This initiative continues to be an important component of the logistics solutions ArcBest offers to its customers.

Capital Return To Shareholders

As recently announced, ArcBest’s solid balance sheet and financial strength enabled it to increase its quarterly cash dividend to $0.08 per share from the previous amount of $0.06 per share and to extend its share repurchase program, making a total of $50.0 million available for purchases of ArcBest’s common stock.

Conference Call

ArcBest Corporation will host a conference call with company executives to discuss the 2015 third quarter results. The call will be today, Friday, October 30, at 9:30 a.m. ET (8:30 a.m. CT). Interested parties are invited to listen by calling (888) 225-1529. Following the call, a recorded playback will be available through the end of the day on December 15, 2015. To listen to the playback, dial (800) 633-8284 or (402) 977-9140 (for international callers). The conference call ID for the playback is 21779108. The conference call and playback can also be accessed, through December 15, 2015, on ArcBest’s website at arcb.com.

About ArcBest

ArcBest CorporationSM (Nasdaq: ARCB) solves complex logistics and transportation challenges. Our companies and brands — ABF FreightSM, ABF LogisticsSM, Panther Premium Logistics®, FleetNet America®, U-Pack® and ArcBest Technologies — apply the skill and the will with every shipment and supply chain solution, household move or vehicle repair. ArcBest finds a way.

For more information, visit arcb.com, abf.com, pantherpremium.com, fleetnetamerica.com and upack.com. ArcBest CorporationSM. The Skill & The WillSM.

Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months ended September 30, 2015 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable, as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: costs of continuing investments in technology, a failure of our information systems and the impact of cyber incidents; disruptions or failures of services essential to the operation of our business or the use of information technology platforms in our business;

governmental regulations and policies; litigation or claims asserted against us; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; general economic conditions and related shifts in market demand that impact the performance and needs of industries served by ArcBest Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; relationships with employees, including unions, and our ability to attract and retain employees and/or independent owner operators; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; increased competition from freight transportation service providers outside the motor carrier freight transportation industry; timing and amount of capital expenditures, increased prices for and decreased availability of new revenue equipment and decreases in value of used revenue equipment; future costs of operating expenses such as maintenance and fuel and related taxes; self-insurance claims and insurance premium costs; environmental laws and regulations, including emissions-control regulations; potential impairment of goodwill and intangible assets; the impact of our brands and corporate reputation; the cost, timing and performance of growth initiatives; the cost, integration and performance of any future acquisitions; weather conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s Securities and Exchange Commission public filings.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Financial Data and Operating Statistics

The following tables show financial data and operating statistics on ArcBest CorporationSM and its subsidiary companies.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
	(Unaudited)
	($ thousands, except per share data)

REVENUES	$709,380	$711,295	$2,018,771	$1,947,845

OPERATING EXPENSES	675,942	678,354	1,950,588	1,896,655

OPERATING INCOME	33,438	32,941	68,183	51,190

OTHER INCOME (COSTS)
Interest and dividend income	378	215	882	600
Interest and other related financing costs	(1,157)	(834)	(3,183)	(2,367)
Other, net	(613)	234	(15)	1,549
	(1,392)	(385)	(2,316)	(218)

INCOME BEFORE INCOME TAXES	32,046	32,556	65,867	50,972

INCOME TAX PROVISION	12,892	12,938	26,001	19,339

NET INCOME	$19,154	$19,618	$39,866	$31,633

EARNINGS PER COMMON SHARE(1)
Basic	$0.73	$0.72	$1.52	$1.16
Diluted	$0.72	$0.72	$1.48	$1.16

AVERAGE COMMON SHARES OUTSTANDING
Basic	26,009,344	26,054,678	26,033,467	25,979,555
Diluted	26,508,482	26,054,678	26,569,800	25,980,008

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.06	$0.03	$0.18	$0.09

(1)         ArcBest uses the two-class method for calculating earnings per share. This method, as calculated below, requires an allocation of dividends paid and a portion of undistributed net income to unvested restricted stock for calculating per share amounts.

NET INCOME	$19,154	$19,618	$39,866	$31,633

EFFECT OF UNVESTED RESTRICTED STOCK AWARDS	(172)	(981)	(410)	(1,591)

ADJUSTED NET INCOME FOR CALCULATING EARNINGS PER COMMON SHARE	$18,982	$18,637	$39,456	$30,042

ARCBEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30 2015	December 31 2014
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$191,646	$157,042
Short-term investments	69,567	45,909
Restricted cash	1,387	1,386
Accounts receivable, less allowances (2015 — $5,311; 2014 — $5,731)	242,656	228,056
Other accounts receivable, less allowances (2015 — $979; 2014 — $1,701)	7,119	6,582
Prepaid expenses	18,557	20,906
Deferred income taxes	41,349	40,220
Prepaid and refundable income taxes	3,057	9,920
Other	5,144	4,968
TOTAL CURRENT ASSETS	580,482	514,989

PROPERTY, PLANT AND EQUIPMENT
Land and structures	269,317	251,836
Revenue equipment	689,786	633,455
Service, office, and other equipment	142,536	136,145
Software	122,874	116,112
Leasehold improvements	24,962	24,377
	1,249,475	1,161,925
Less allowances for depreciation and amortization	790,536	752,075
	458,939	409,850
GOODWILL	81,278	77,078
INTANGIBLE ASSETS, net	70,410	72,809
OTHER ASSETS	53,177	52,896
	$1,244,286	$1,127,622

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$144,401	$120,325
Income taxes payable	8,489	527
Accrued expenses	193,997	194,674
Current portion of long-term debt	35,050	25,256
TOTAL CURRENT LIABILITIES	381,937	340,782

LONG-TERM DEBT, less current portion	156,553	102,474
PENSION AND POSTRETIREMENT LIABILITIES	49,978	42,418
OTHER LIABILITIES	12,755	16,667
DEFERRED INCOME TAXES	56,268	64,398

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 70,000,000 shares; issued 2015: 27,932,109 shares; 2014: 27,722,010 shares	279	277
Additional paid-in capital	307,939	303,045
Retained earnings	373,936	338,810
Treasury stock, at cost, 2015: 1,970,118 shares; 2014: 1,677,932 shares	(67,774)	(57,770)
Accumulated other comprehensive loss	(27,585)	(23,479)
TOTAL STOCKHOLDERS’ EQUITY	586,795	560,883
	$1,244,286	$1,127,622

Note: The balance sheet at December 31, 2014 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARCBEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
	2015	2014
	(Unaudited)
	($ thousands)
OPERATING ACTIVITIES
Net income	$39,866	$31,633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,142	60,613
Amortization of intangibles	3,079	3,242
Pension settlement expense	2,478	5,405
Share-based compensation expense	6,343	5,362
Provision for losses on accounts receivable	941	1,647
Deferred income tax benefit	(7,862)	(7,409)
Gain on sale of property and equipment	(1,691)	(597)
Changes in operating assets and liabilities:
Receivables	(14,881)	(41,180)
Prepaid expenses	2,353	1,477
Other assets	505	(1,081)
Income taxes	14,295	9,981
Accounts payable, accrued expenses, and other liabilities	9,006	49,108
NET CASH PROVIDED BY OPERATING ACTIVITIES	119,574	118,201

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net of financings	(53,644)	(23,756)
Proceeds from sale of property and equipment	4,115	2,701
Purchases of short-term investments	(48,868)	(25,347)
Proceeds from sale of short-term investments	25,347	17,478
Business acquisition, net of cash acquired	(5,239)	(2,647)
Capitalization of internally developed software	(6,155)	(6,016)
NET CASH USED IN INVESTING ACTIVITIES	(84,444)	(37,587)

FINANCING ACTIVITIES
Borrowings under credit facilities	70,000	—
Borrowings under accounts receivable securitization program	35,000	—
Payments on long-term debt	(92,136)	(28,024)
Net change in book overdrafts	2,179	2,304
Net change in restricted cash	(1)	517
Deferred financing costs	(824)	(61)
Payment of common stock dividends	(4,740)	(2,458)
Purchases of treasury stock	(10,004)	—
Proceeds from the exercise of stock options	—	1,136
NET CASH USED IN FINANCING ACTIVITIES	(526)	(26,586)

NET INCREASE IN CASH AND CASH EQUIVALENTS	34,604	54,028
Cash and cash equivalents at beginning of period	157,042	105,354
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$191,646	$159,382

NONCASH INVESTING ACTIVITIES
Equipment financed	$51,009	$41,002
Accruals for equipment received	$7,150	$9,632

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2015		2014		2015		2014
	(Unaudited)
	($ thousands)
FREIGHT TRANSPORTATION (ABF FREIGHT)
Operating Income ($) Operating Ratio (% of revenues)
Amounts on a GAAP basis	$26,577	94.8%	$24,737	95.3%	$54,711	96.2%	$35,389	97.6%
Pension settlement expense	572	(0.1)%	627	(0.1)%	1,860	(0.1)%	4,224	(0.3)%
Non-GAAP amounts	$27,149	94.7%	$25,364	95.2%	$56,571	96.1%	$39,613	97.3%

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
	(Unaudited)
	($ thousands, except per share data)
ARCBEST CORPORATION — CONSOLIDATED

Operating Income
Amounts on a GAAP basis	$33,438	$32,941	$68,183	$51,190
Pension settlement expense, pre-tax	762	805	2,478	5,405
Non-GAAP amounts	$34,200	$33,746	$70,661	$56,595

Net Income
Amounts on a GAAP basis	$19,154	$19,618	$39,866	$31,633
Pension settlement expense, after-tax	466	492	1,514	3,303
Non-GAAP amounts	$19,620	$20,110	$41,380	$34,936

Diluted Earnings Per Share
Amounts on a GAAP basis	$0.72	$0.72	$1.48	$1.16
Pension settlement expense, after-tax	0.02	0.02	0.06	0.13
Non-GAAP amounts	$0.74	$0.74	$1.54	$1.29

ARCBEST CORPORATION

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

Adjusted Earnings Before Interest, Taxes, Depreciation	Three Months Ended September 30		Nine Months Ended September 30
and Amortization (Adjusted EBITDA)	2015	2014	2015	2014
	(Unaudited)
	($ thousands)

ARCBEST CORPORATION — CONSOLIDATED
Net income	$19,154	$19,618	$39,866	$31,633
Interest and other related financing costs	1,157	834	3,183	2,367
Income tax provision	12,892	12,938	26,001	19,339
Depreciation and amortization	23,373	22,177	68,221	63,855
Amortization of share-based compensation	2,110	1,694	6,343	5,362
Amortization of actuarial losses of benefit plans and pension settlement expense(1)	1,655	1,480	5,513	7,373
	$60,341	$58,741	$149,127	$129,929

(1)         Consolidated pension settlement expense totaled $0.8 million (pre-tax) for the three months ended September 30, 2015 and 2014, and $2.5 million (pre-tax) and $5.4 million (pre-tax) for the nine months ended September 30, 2015 and 2014, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	Three Months Ended September 30 2015			Three Months Ended September 30 2014
	(Unaudited)
	($ thousands)
ASSET-LIGHT LOGISTICS	Operating Income	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(2)	$2,733	$2,773	$5,506	$4,119	$2,891	$7,010
Emergency & Preventative Maintenance (FleetNet)	956	279	1,235	739	266	1,005
Transportation Management (ABF Logistics)	1,792	259	2,051	1,060	256	1,316
Household Goods Moving Services (ABF Moving)	3,028	287	3,315	3,309	349	3,658
Total asset-light logistics	$8,509	$3,598	$12,107	$9,227	$3,762	$12,989

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	Nine Months Ended September 30 2015			Nine Months Ended September 30 2014
	(Unaudited)
	($ thousands)
ASSET-LIGHT LOGISTICS	Operating Income	Depreciation and Amortization	EBITDA	Operating Income	Depreciation and Amortization	EBITDA

Premium Logistics (Panther)(2)	$8,767	$8,636	$17,403	$11,841	$8,465	$20,306
Emergency & Preventative Maintenance (FleetNet)	3,143	838	3,981	2,840	677	3,517
Transportation Management (ABF Logistics)	4,375	789	5,164	2,449	725	3,174
Household Goods Moving Services (ABF Moving)	4,663	975	5,638	3,091	1,043	4,134
Total asset-light logistics	$20,948	$11,238	$32,186	$20,221	$10,910	$31,131

(2)         Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

Non-GAAP Financial Measures. ArcBest Corporation (“ArcBest”) reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in the scheduled conference call could be considered non-GAAP measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, ArcBest’s reported results. Management believes EBITDA and Adjusted EBITDA to be relevant and useful information as EBITDA is a standard measure commonly reported and widely used by analysts, investors and others to measure financial performance and ability to service debt obligations. However, these financial measures should not be construed as better measurements than operating income, operating cash flow, net income or earnings per share, as defined by GAAP. Other companies may calculate EBITDA differently and, therefore, ArcBest’s EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2015		2014		2015		2014
	(Unaudited)
	($ thousands)
REVENUES
Freight Transportation (ABF Freight)	$511,346		$523,351		$1,456,924		$1,445,079

Premium Logistics (Panther)	73,583		82,784		229,146		236,435
Emergency & Preventative Maintenance (FleetNet)	45,181		40,117		129,685		120,123
Transportation Management (ABF Logistics)	49,270		40,672		147,061		105,882
Household Goods Moving Services (ABF Moving)	43,076		35,338		93,870		72,943
Total asset-light logistics	211,110		198,911		599,762		535,383

Other and eliminations	(13,076)		(10,967)		(37,915)		(32,617)
Total consolidated revenues	$709,380		$711,295		$2,018,771		$1,947,845

OPERATING EXPENSES
Freight Transportation (ABF Freight)
Salaries, wages, and benefits	$304,865	59.6%	$294,826	56.3%	$884,875	60.7%	$835,354	57.8%
Fuel, supplies, and expenses	77,708	15.2	91,406	17.5	236,381	16.2	275,473	19.1
Operating taxes and licenses	12,444	2.4	11,262	2.2	36,762	2.5	34,525	2.4
Insurance	8,288	1.6	6,498	1.2	20,340	1.4	17,859	1.2
Communications and utilities	3,808	0.8	3,768	0.7	11,559	0.8	11,741	0.8
Depreciation and amortization	18,841	3.7	17,746	3.4	54,528	3.8	50,925	3.5
Rents and purchased transportation	56,920	11.1	69,985	13.4	151,144	10.4	172,954	12.0
Gain on sale of property and equipment	(565)	(0.1)	(333)	(0.1)	(1,403)	(0.1)	(576)	—
Pension settlement expense(1)	572	0.1	627	0.1	1,860	0.1	4,224	0.3
Other	1,888	0.4	2,829	0.6	6,167	0.4	7,211	0.5
	484,769	94.8%	498,614	95.3%	1,402,213	96.2%	1,409,690	97.6%

Premium Logistics (Panther)
Purchased transportation	$54,015	73.4%	61,298	74.0%	168,569	73.6%	176,057	74.5%
Depreciation and amortization(2)	2,773	3.8	2,891	3.5	8,636	3.8	8,465	3.6
Salaries, benefits, insurance, and other	14,062	19.1	14,476	17.5	43,174	18.8	40,072	16.9
	70,850	96.3%	78,665	95.0%	220,379	96.2%	224,594	95.0%

Emergency & Preventative Maintenance (FleetNet)	$44,225		39,378		126,542		117,283
Transportation Management (ABF Logistics)	47,478		39,612		142,686		103,433
Household Goods Moving Services (ABF Moving)	40,048		32,029		89,207		69,852
Total asset-light logistics(1)	202,601		189,684		578,814		515,162

Other and eliminations(1)	(11,428)		(9,944)		(30,439)		(28,197)
Total consolidated operating expenses(1)	$675,942		$678,354		$1,950,588		$1,896,655

(1)          Pension settlement expense totaled $0.8 million (pre-tax) on a consolidated basis for the three months ended September 30, 2015 and 2014 and $2.5 million (pre-tax) and $5.4 million (pre-tax) for the nine months ended September 30, 2015 and 2014, respectively. For the three months ended September 30, 2015 and 2014, pre-tax pension settlement expense of $0.6 million was reported by ABF Freight; $0.2 million was reported in Other and eliminations; and less than $0.1 million was reported by the asset-light logistics segments. For the nine months ended September 30, 2015 and 2014, pre-tax pension settlement expense of $1.9 million and $4.2 million, respectively, was reported by ABF Freight; $0.5 million and $1.1 million, respectively, was reported in Other and eliminations; and $0.1 million was reported by the asset-light logistics segments.

(2)          Depreciation and amortization consists primarily of amortization of intangibles, including customer relationships and software associated with the June 15, 2012 acquisition of Panther.

ARCBEST CORPORATION

FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS — Continued

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
	(Unaudited) ($ thousands)
OPERATING INCOME
Freight Transportation (ABF Freight)(1)	$26,577	$24,737	$54,711	$35,389

Premium Logistics (Panther)	2,733	4,119	8,767	11,841
Emergency & Preventative Maintenance (FleetNet)	956	739	3,143	2,840
Transportation Management (ABF Logistics)	1,792	1,060	4,375	2,449
Household Goods Moving Services (ABF Moving)	3,028	3,309	4,663	3,091
Total asset-light logistics	8,509	9,227	20,948	20,221

Other and eliminations(2)	(1,648)	(1,023)	(7,476)	(4,420)
Total consolidated operating income	$33,438	$32,941	$68,183	$51,190

(1)         ABF Freight’s operating profit for all periods presented was impacted by pension settlement expense. (See reconciliations of GAAP operating income to non-GAAP operating income in the Freight Transportation table previously presented.)

(2)         For the three and nine months ended September 30, 2015, “Other” corporate costs include additional investments in enterprise solutions to provide an improved platform for revenue growth and for offering ArcBest services across multiple operating segments.

ARCBEST CORPORATION

OPERATING STATISTICS

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2015	2014	% Change	2015	2014	% Change
	(Unaudited)

Freight Transportation (ABF Freight)

Workdays	64.0	64.0		190.0	190.5

Billed Revenue(1) / CWT	$29.68	$29.53	0.5%	$28.95	$28.54	1.4%

Billed Revenue(1) / Shipment	$377.96	$389.70	(3.0)%	$378.76	$388.46	(2.5)%

Shipments	1,344,083	1,330,091	1.1%	3,851,446	3,725,093	3.4%

Shipments / Day	21,001	20,783	1.0%	20,271	19,554	3.7%

Tonnage (Tons)	855,952	877,531	(2.5)%	2,519,614	2,535,235	(0.6)%

Tons / Day	13,374	13,711	(2.5)%	13,261	13,308	(0.4)%

(1)         Revenue for undelivered freight is deferred for financial statement purposes in accordance with ABF Freight’s revenue recognition policy. Billed revenue used for calculating revenue per hundredweight measurements has not been adjusted for the portion of revenue deferred for financial statement purposes. Billed revenue has been adjusted to exclude intercompany revenue that is not related to freight transportation services.

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